Exhibit 99.2

FOR IMMEDIATE RELEASE

January 16, 2014

AV HOMES, INC. ANNOUNCES

REPURCHASE RIGHT NOTIFICATION FOR $55,500,000 AGGREGATE PRINCIPAL

AMOUNT OF ITS 7.50% SENIOR CONVERTIBLE NOTES

SCOTTSDALE, AZ, January 16, 2014 – AV Homes, Inc. (NASDAQ: AVHI) (the “Company”), a developer and builder of active adult and conventional home communities in Florida, Arizona and North Carolina, today announced that it is notifying the holders of $55,500,000 aggregate principal amount of its outstanding 7.50% Senior Convertible Notes due 2016 (CUSIP No. 053494 AG5) (the “Notes”) that, pursuant to the terms of the Notes and the indenture governing the Notes, they have the option to require the Company to repurchase, on February 15, 2014 (the “Specified Date Repurchase Date”), all or a portion of their Notes (the “Repurchase Right”) at a price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the Specified Date Repurchase Date. The Company will pay for any Notes validly surrendered and not validly withdrawn with cash. Due to the fact that the Specified Date Repurchase Date is not a business day, the appropriate amount of cash for surrendered Notes will be provided to DTC on February 18, 2014.

The opportunity to surrender the Notes for repurchase pursuant to the Repurchase Right commences today and expires at 5:00 p.m., New York City time, on Friday, February 14, 2014 (the “Repurchase Deadline”). Holders may withdraw any Notes previously surrendered for repurchase at any time prior to 5:00 p.m., New York City time, on the Repurchase Deadline.

As required by the rules of the Securities and Exchange Commission (the “SEC”), the Company will file a Tender Offer Statement on Schedule TO with the SEC. The Tender Offer Statement will include a notice to holders from the Company (the “Specified Date Company Notice”) specifying the terms and conditions of the Repurchase Right and the procedures to exercise the Repurchase Right. Holders of Notes are strongly encouraged to read the Specified Date Company Notice and other relevant documents filed with the SEC before making a decision relating to the Repurchase Right.

None of the Company, its board of directors or its employees have made or are making any representation or recommendation to any holder as to whether or not to surrender Notes pursuant to the Repurchase Right.

Wilmington Trust, National Association is acting as paying agent for the Repurchase Right. Copies of the Specified Date Company Notice and additional information relating to the Repurchase Right may be obtained from Wilmington Trust, National Association by emailing DTC2@wilmingtontrust.com.

About AV Homes

AV Homes, Inc. is engaged in homebuilding, community development and land sales in Florida, Arizona and North Carolina. Its principal operations are conducted near Orlando, Florida, Phoenix, Arizona and Raleigh and Charlotte, North Carolina markets. The Company builds communities that serve active adults 55 years and older and people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI.

This news release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes, Inc. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Media Contact:

Dave M. Gomez

d.gomez@avhomesinc.com

(480) 214-7400